Exhibit 99.1

Cole National Group Announces $150 Million Debt Issuance

     Cleveland, Ohio, April 26, 2002. Cole National Group, Inc., a subsidiary of Cole National Corporation (NYSE: CNJ) today announced that it is planning an offering of $150 million of senior subordinated notes to certain institutional investors in an offering exempt from the registration requirements of the Securities Act of 1933. The Company intends to use the proceeds from the offering to purchase or redeem its 9 7/8% senior subordinated notes due 2006. These transactions are expected to be completed during the Company’s second quarter.

     The Notes to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.